UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2007

CANEUM, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	000-30874	33-0916900
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Newport Center Drive, Suite 210, Newport Beach, CA	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 273-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On June 19, 2007, the management of Caneum, Inc. (the “Company”, “our” or “we”) determined that our accounting treatment of our Series A Convertible Preferred Stock issued with detachable warrants to an investor in a transaction that was consummated in March of 2006 was incorrect and determined that we are required to restate our unaudited financial statements for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, that we previously filed with the Securities and Exchange Commission (the “SEC”). In addition we are reviewing the impact of incorrect accounting treatment for our acquisition of Tier One on each of these quarters. As a result, our Audit Committee and management have concluded that the financial statements during these quarters should no longer be relied upon. We intend to file amended reports on Form 10-QSB with the restated quarterly financial statements and amended “Management Discussion and Analysis of Financial Condition and Results of Operations” for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 as soon as possible.

Background: During the quarter ended March 31, 2006, the Company entered into an equity financing transaction involving sale of shares of Series A Convertible Preferred Stock and warrants to purchase shares of our common stock. The preferred shares are convertible into shares of our common stock at a conversion rate of one for one. The per share price of the Series A Convertible Preferred Stock was below the fair value of our common stock at the date of closing and the Company has recently determined that the discount should be treated as a beneficial conversion charge to common shareholders. A charge for a beneficial conversion feature is recorded when the consideration allocated to the convertible security, divided by the number of common shares into which the security converts, is below the fair value of the common stock into which the Series A Convertible Preferred Stock can convert at the date of issuance. The consideration allocated to the convertible security was based on the relative fair value of the convertible security, contingently issuable convertible preferred stock and detachable warrants issued in conjunction with the preferred shares capped by total proceeds received under the guidance of EITF 98-5. In connection with the issuance of the Series A Convertible Preferred Stock, we were required to record a beneficial conversion charge of $755,048 under the guidance of EITF 00-27. The amount of the beneficial conversion is accreted as a deemed dividend because the preferred stock is immediately convertible. The amount of the beneficial conversion is reflected as an adjustment to the net loss attributable to common shareholders on our Consolidated Statement of Operations. The Stock Purchase Agreement used in conjunction with the sale of the Series A Preferred Stock also provides that the holders receive additional shares if certain EBITDA targets are not achieved. We will record an additional beneficial conversion of $490,781 if the maximum 2,600,000 shares of Series A Convertible Preferred stock are issued.

In addition, the Company is assessing the impact of misstating goodwill recorded with its March 2006 acquisition of Tier One, Inc. The Company has completed its analysis of the Tier One transaction and has determined that goodwill was understated by $99,600 as of March 31, 2006, and overstated by $80,700 as of June 30, 2006 and September 30, 2006. The understatement as of March 31, 2006, was caused by certain direct acquisition costs being expensed rather than allocated to goodwill as well as errors in the initial consolidation of Tier One resulting in overstatement of the net assets of Tier One as of the acquisition date. The overstatement of goodwill as of June 30, 2006, and September 30, 2006, was the result of consolidation errors. The Company is currently evaluating their impact on the previously reported results filed on Form 10-QSB for June 30, 2006 and September 30, 2006. The Company has reversed the consolidation errors and has correctly recorded the Tier One acquisition in accordance with the purchase method of accounting as prescribed by SFAS 141 “Business Combinations”.

Impact of restatement on management’s assessment of Disclosure Controls and Procedures and Internal Control over Financial Reporting:

In light of the matters disclosed in this Form 8-K, the Company is assessing the adequacy and effectiveness of its disclosure controls and procedures and its internal control over financial reporting.

Management intends to complete its analysis of the adequacy and effectiveness of its disclosure controls and procedures and its internal control over financial reporting on or before July 31, 2007.

Management and the Audit Committee have discussed the matters disclosed in this Item 4.02(a) with the Company’s new independent registered public accounting firm, LevitZacks, which was appointed on January 24, 2007.

Item 9.01. Exhibits

The exhibits set forth in the following index of exhibits are included as a part of this current report.

Exhibit No.	Description of Exhibit

99.1	Press Release of Caneum, Inc. dated June 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Caneum, Inc.

Date: June 25, 2007

By /s/ Sukhbir Singh Mudan
Sukhbir Singh Mudan, President

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of Caneum, Inc. dated June 25, 2007

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